CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post-Effective Amendment No. 2 to Registration Statement on Form S-3 of our reports as of the dates and relating to the financial statements of the companies listed below, which appear on the following pages of the current report on Form 8-K of Veterinary Centers of America, Inc. dated July 3, 1996:



           COMPANY              DATE OF REPORT      PAGE REFERENCE

The Pet Practice, Inc.          March 22, 1996           F-21

Professional Veterinary         March 29, 1995           F-36
Hospitals of America, Inc.



We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Philadelphia, PA

May 5, 1997